Exhibit 10.2

INVESTNET, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

AS OF JUNE 30, 2005 (UNAUDITED)

INVESTNET, INC. AND SUBSIDIARIES

CONTENTS

Condensed Consolidated Balance Sheet as of June 30, 2005 (unaudited)

Condensed Consolidated Statements of Operations for three and six months ended June 30, 2005 and 2004 (unaudited)

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (unaudited)

Notes to the Condensed Consolidated Financial Statements as of June 30, 2005 (unaudited)

INVESTNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2005 (UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$362,608
Accounts receivable, net of allowances	351,665
Inventories, net	5,819,519
Due from a related company	241,546
Other receivables	37,295
Total Current Assets	6,812,633

PROPERTY AND EQUIPMENT, NET	4,482,642

OTHER ASSETS
Intangible assets	771,014
Land use rights, net	55,054
TOTAL ASSETS	$12,121,343

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$82,126
Other payables and accrued liabilities	216,009
Value added tax payables	876,487
Other tax payable	14,746
Notes payable	730,677
Convertible note payable	8,070,000
Total Current Liabilities	9,990,045

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 200,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 200,000,000 shares issued and outstanding	200,000
Additional paid-in capital	(2,767,441)
Retained earnings
Unappropriated	4,188,373
Appropriated	810,366
Due from shareholders	(300,000)
Total Stockholders’ Equity	2,131,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,121,343

The accompanying notes are an integral part of these financial statements

INVESTNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended June 30, 2005	For the three months ended June 30, 2004	For the six months ended June 30, 2005	For the six months ended June 30, 2004

NET SALES	$1,706,901	$1,560,568	$3,735,134	$3,036,506

COST OF SALES	(1,107,178)	(927,201)	(2,428,361)	(1,795,423)

GROSS PROFIT	599,723	633,367	1,306,773	1,241,083

OPERATING EXPENSES
Selling expenses	40,775	84,471	153,443	166,514
General and administrative expenses	346,539	48,856	444,857	88,249
Professional fees	50,793	25,362	64,682	25,362
Depreciation	5,332	3,352	10,664	6,348
Amortization of intangible assets	28,262	28,261	56,522	56,522
Amortization of land use rights	302	302	604	604
Total Operating Expenses	472,003	190,604	730,772	343,599

PROFIT FROM OPERATIONS	127,720	442,763	576,001	897,484

OTHER INCOME (EXPENSES)
Government grant	—	—	24,155	91,788
Interest income, net	164	78	201	90
Interest expenses	—	(7,668)	—	(16,100)
Other income	558	—	558	—
Other expenses	(29)	(29)	(220)	(54)
Total Other Income (Expenses)	693	(7,619)	24,694	75,724

PROFIT FROM OPERATIONS BEFORE TAXES	128,413	435,144	600,695	973,208

INCOME TAX EXPENSE	—	—	—	—

NET INCOME	$128,413	$435,144	$600,695	$973,208

Net profit per share-basic and diluted	$0.23	$0.00	$0.00	$0.01

Weighted average number of shares outstanding during the year-basic and diluted	551,229	110,130,615	121,277,689	110,130,615

The accompanying notes are an integral part of these financial statements

INVESTNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30, 2005	Six months ended June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$600,695	$973,208
Adjusted to reconcile net loss to cash provided by (used in) operating activities:
Depreciation - cost of sales	157,295	156,149
Depreciation and amortization	67,790	63,474
Stock issued for services	300,000	—
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable, net	78,201	(330,710)
Inventories, net	(1,859,200)	(983,644)
Other receivables Increase (decrease) in:	(1,148)	21,799
Accounts payable	(77,845)	43,781
Other payables and accrued liabilities	(66,201)	25,102
Value added tax payables	210,412	545
Other taxes payable	14,719	27
Net cash used in operating activities	(575,282)	(30,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(809)	(114,403)
Net cash used in investing activities	(809)	(114,403)

CASH FLOWS FROM FINANCING ACTIVITIES
Due from stockholders	(366,400)	(127,803)
Due from related companies	603,865	543,479
Payments on notes payables	—	(241,546)
Net cash provided by financing activities	237,465	174,130

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(338,626)	29,458

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	701,234	142,398

CASH AND CASH EQUIVALENTS AT END OF YEAR	$362,608	$171,856

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest	$—	$16,100

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 2005, the Company issued 110,130,615 shares of common stock for 12% of the common stock of China Kangtai Cactus Bio-tech Company Limited.

During 2005, the Company issued a Convertible Promissory Note of $8,070,000 for 88% of the common stock of China Kangtai Cactus Bio-tech Company Limited.

The accompanying notes are an integral part of these financial statements

INVESTNET, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS AS OF JUNE 30, 2005 (UNAUDITED)

NOTE 1                 ORGANIZATION AND BASIS OF PRESENTATION

InvestNet, Inc. (“InvestNet”) is a US listed company which was incorporated in Nevada on March 16, 2000.

China Kangtai Cactus Bio-tech Company Limited (“China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”) a company with limited liability was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

China Kangtai is an investment holding company and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in the PRC.

During 2004, Harbin Hainan Kangda’s shareholders exchanged 100% of their ownership of Harbin Hainan Kangda for 500,000 shares of China Kangtai under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by closely related stockholders and share common management.

On May 13, 2005, pursuant to an Agreement for Sales of Ownership, InvestNet sold its100% owned subsidiaries, Champion Agents Limited and Interchance Limited, to a related company to a former director and stockholder. The sale consideration was for the purchaser to assume the liabilities of Champion Agents Limited, DSI Computer Technology Company Limited, a subsidiary of Champion Agents Limited and Interchance Limited.

On May 13, 2005, pursuant to a Stock Purchase Agreement, InvestNet issued 30,000,000 shares to China Kangtai for $300,000.  On the same date, InvestNet entered into an Agreement and Plan of Reorganization with the shareholders of China Kangtai to exchange 12% of China Kangtai’s outstanding shares for 110,130,615 shares of InvestNet.  In addition, the Agreement calls for InvestNet to issue a Convertible Promissory Note for $8,070,000 that is convertible into 14,248,395 (post a one for seventy reverse split) shares of InvestNet for the remaining 88% of China Kangtai.  As of August 15, 2005, the Convertible Note has not been exercised.

The merger of InvestNet and China Kangtai has been recorded as a recapitalization by InvestNet, with China Kangtai being treated as the continuing entity.  The financial statements have been prepared as if the reorganization had occurred retroactively.  InvestNet, China Kangtai and Harbin Kangda are hereafter referred to as (the “Company”). The transactions were treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (“China Kangtai”) and as a reorganization by the accounting acquiree (“InvestNet”).

Accordingly, the financial statements include the following:

(1)               The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)               The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company’s financial position at June 30, 2005, the results of operations for the three-month and six-month periods ended June 30, 2005 and 2004, and cash flows for the six months ended June 30, 2005 and 2004. The results for the period ended June 30, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2005. These financial statement should be read in conjunction with the financial statements and notes for the year ended December 31, 2004 appearing in the Company’s annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

NOTE 2                                                    PRINCIPLES OF CONSOLIDATION

The accompanying June 30, 2005 unaudited condensed consolidated financial statements include the accounts of InvestNet and its 100% owned subsidiary China Kangtai and 100% owned subsidiary Harbin Hainan Kangda.  All significant inter-company balances and transactions have been eliminated in consolidation.

NOTE 3                                                    USE OF ESTIMATES

The preparation of the unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4                                                    CASH AND CASH EQUIVALENTS

For purpose of the unaudited condensed consolidated statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than 3 months.

NOTE 5                                                    ACCOUNTS RECEIVABLE

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

NOTE 6                                                    INVENTORIES

Inventories are stated at lower of cost or market value, cost being determined on a first in first out method.  The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

NOTE 7                                                    PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives.  The estimated useful lives are as follows:

Buildings	40 Years
Plant and machinery	12 Years
Motor vehicles	10 Years
Furniture, fixtures and equipment	8 Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition.

NOTE 8                                                    LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the impairment or disposal of Long-Lived Assets”, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

NOTE 9                                                    FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Trade   accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

NOTE 10                                             INTANGIBLE ASSETS

Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually.  Intangible assets other than goodwill will be amortized over their useful lives of 10 years and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

NOTE 11                                             REVENUE RECOGNITION

The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

The local agricultural department in Harbin, PRC approved a grant to the Company to encourage the planting of cactus. The Company recognizes the grant as revenue upon receipt from the local government.

NOTE 12                                             INCOME TAXES

PRC income tax is computed according to the relevant laws and regulations in the PRC.  The Company is organized in the People’s Republic of China and no tax benefit is expected from the tax credits in the future. The Company located its factories in a special economic region in China. This economic region allows these enterprises a three-year income tax exemption beginning in the December 2002 after they become profitable and a 50% income tax reduction for the following three years. No income tax expense has been recorded for the six months ended June 30, 2005 and 2004 as the Company was exempt under the special economic region rules.

NOTE 13                                             FOREIGN CURRENCY TRANSLATION

The functional currency of the Company is the Chinese Renminbi (“RMB”).  Transactions denominated in currencies other than RMB are translated into United States dollars using year end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder’s equity as other comprehensive income (loss). Cumulative translation adjustment amounts were insignificant at and for the six months ended June 30, 2005 and 2004 as the RMB is pegged to the United States dollar.

NOTE 14                                             EARNINGS PER SHARES

Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no potentially dilutive securities for the six months ended June 30, 2005 and 2004.

The weighted average of shares used to compute the diluted earnings per share in these financial statements (unaudited) would potentially be further diluted by 14,248,395 shares of common stock (post a one for seventy reverse split) in the future had the convertible promissory note of $8,070,000 been exercised.

NOTE 15               SEGMENTS

The Company operates in only one segment, thereafter segment disclosure is not presented.

NOTE 16               NOTE PAYABLE

Balance at June 30, 2005:

Note payable to a third party, unsecured, interest-free, due on demand	$730,677

NOTE 17               CONVERTIBLE NOTE PAYABLE

Convertible note payable at June 30, 2005 (unaudited) consisted of the following:

	June 30, 2005	Decem ber 31, 2004
	(unaudited)

Convertible Promissory Note	$8,070,000	$—

Pursuant to a Convertible Promissory Note, the Company promises to pay the principal sum of $8,070,000 on October 28, 2005 or such earlier date as the Convertible Note is required or permitted to be repaid as provided hereunder the maturity date, and to pay interest to the Holders on the aggregate unconverted and then outstanding principal amount of this Convertible Note at the rate of 5% per annum, payable on the maturity date as set forth herein.  Interest shall be calculated on the basis of a 360 days year and shall accrue on the maturity date.  On the maturity date, the Company may, in its sole discretion, pay the principal sum by issuing to the Holder  14,248,395 shares of the Company’s restricted common stock, provided a required 1 for 70 reverse stock split of the common stock has been effected. As of August 15, 2005, the Convertible Promissory Note has not been exercised.

NOTE 18               COMMITMENTS AND CONTINGENCIES

(A)       Employee benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits.  The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)         Operating leases commitments

The Company leases office and land spaces from third parties under fourteen operating leases which expire from August 1, 2004 to April 2, 2051.

As at June 30, 2005, the Company has outstanding commitments with respect to the above non-cancelable operating leases, which are due as follows:

2006	123,711
2007	68,688
2008	24,968
2009	1,440
2010	1,442
Thereafter	50,974
$271,223

NOTE 19               STOCKHOLDERS’ EQUITY

(A)  Stock issuances

During 2005, the Company issued 56,250 shares of common stock, to a consultant for services having a fair value of $3,375.

During 2005, the Company issued 13,000,000 shares of common stock, to a director to settle debts of $233,212 owed by the Company.

During 2005, the Company issued 3,000,0000 shares of common stock, to a consultant for services having a fair value of $60,000.

During 2005, the Company issued 30,000,000 shares of common stock, to China Kangtai for $300,000.

On May 13, 2005, the Company entered into an Agreement and Plan of Reorganization with the shareholders of China Kangtai to acquire 100% of China Kangtai’s equity. The Company issued 110,130,615 shares in exchange for 12% of China Kangtai’s issued and outstanding shares.

(B)          Appropriated retained earnings

The Company’s PRC subsidiary, Harbin Hainan Kangda is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”).  Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital.  Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP.  The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.  Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

NOTE 20               RELATED PARTY TRANSACTIONS

During 2005, the Company sold is 100% ownership interest in two subsidiaries to a company related to a former director and stockholder.

During 2005, the Company issued 13,000,000 shares of common stock, to a past director to settle debts of $233,212 owed by the Company.

During 2005, the Company issued 30,000,000 shares of common stock, to China Kangtai for $300,000.

During 2005, the Company issued 110,130,615 shares to China Kangtai for 12% of the issued and outstanding shares of China Kangtai.

During 2005, the Company issued a Convertible Promissory Note of $8,070,000 to the stockholders of China Kangtai.  The Note is convertible into 14,248,395 (post a one for seventy reverse split) shares of InvestNet for the remaining 88% of China Kangtai.

The Company had advanced funds totaling $241,546 to a related company as of June 30, 2005, unsecured, interest-free loan and repayable on demand.

The Company owed $300,000 to stockholders as of June 30, 2005 as unsecured and interest-free loans.